Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
August 1, 2017

PEABODY REPORTS EARNINGS FOR QUARTER ENDED JUNE 30, 2017;
FORMALIZES DEBT REDUCTION AND CAPITAL RETURN INITIATIVES

Australian and U.S. mining contributions rise; Australian thermal segment achieves record results; Forward cash profile improves from substantial U.S. NOL position and lower interest expense due to voluntary debt reduction; Operating results and improving cash profile drive accelerated deleveraging and share buyback authorization.

ST. LOUIS, Aug. 1 - Peabody (NYSE: BTU) announced today its second quarter 2017 operating results including revenues of $1.26 billion, income from continuing operations net of income taxes of $101.4 million, net loss attributable to common stockholders of $20.2 million driven by accelerated dividends due to conversion of preferred shares, and Adjusted EBITDA1 of $317.8 million.

The company’s plan of reorganization was effective as of April 3, 2017, and Peabody adopted fresh-start reporting as of April 1, 2017. All operational results for the quarter ended June 30, 2017 are recorded on the successor financial statements, with the quarterly impacts of the company’s reorganization recorded on the predecessor financial statements. As required by fresh-start reporting, the company revalued its balance sheet consistent with its plan value and therefore certain financial statement items are not comparable to prior periods. However, revenues and Adjusted EBITDA were largely unaffected by fresh-start reporting and are therefore generally comparable to prior periods.

“We’re off to a running start with the strength of the diversified Peabody portfolio demonstrated in the second quarter, as Australian and U.S. platforms generated robust, balanced contributions even in the face of limited metallurgical coal sales due to Cyclone Debbie,” said President and Chief Executive Officer Glenn Kellow. “We outlined an ambitious agenda and are pleased to have delivered on all fronts. Given that our cash position and outlook has further strengthened in the past quarter, we have taken tangible steps to accelerate our debt reduction while also authorizing a $500 million share repurchase program.”

Second Quarter 2017 Results

Revenues for the second quarter rose 21 percent to $1.26 billion from $1.04 billion. U.S. volumes increased 23 percent from the second quarter of 2016 on improved demand largely driven by higher natural gas prices.

Australian metallurgical and thermal revenues per ton1 increased 114 percent and 41 percent, respectively, over the same period in 2016, despite lower volumes primarily related to the effects of Cyclone Debbie.

Note: All comparisons are to second quarter 2016 unless otherwise noted.
[1] Adjusted EBITDA, costs per ton and revenues per ton are non-GAAP financial measures. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

#1

Income from continuing operations net of income taxes totaled $101.4 million and included $148.3 million of depreciation, depletion and amortization (DD&A) and $41.4 million in interest expense. DD&A includes $29.7 million of expense related to the amortization of certain U.S. coal supply agreements.

Preferred stock dividends totaled $115.1 million and included the non-cash impact of the three-year make-whole paid-in-kind dividends for the 39 percent of preferred stock that was converted to common stock during the quarter, resulting in net loss attributable to common stockholders of $20.2 million.

Second quarter Adjusted EBITDA increased $245.2 million from the same period in the prior year to $317.8 million, led by the Australian platform, which outpaced U.S. contributions and contributed an additional $181.6 million over the prior year.

Within Adjusted EBITDA:

•
U.S. Adjusted EBITDA rose $14.1 million to $176.2 million driven by 23 percent higher volumes. Costs per ton[1] improved nearly a dollar per ton primarily due to a higher mix of low-cost Powder River Basin volumes and continued focus on costs in the Western segment.

•
Australian Adjusted EBITDA increased $181.6 million to $177.8 million on improved seaborne pricing driven by supply and demand dynamics in the Asia-Pacific region. Sales volumes totaled 6.6 million tons, including 2.0 million tons of metallurgical coal sold at an average price of $145.31 per ton and 2.8 million tons of export thermal coal sold at an average price of $70.37 per ton, with the remainder delivered under domestic contracts.

As expected, Peabody worked through the effects of rail disruptions caused by Cyclone Debbie, which temporarily reduced sales volumes by approximately 1.2 million tons and impacted Adjusted EBITDA by $40 million to $50 million. Metallurgical coal sales volumes were back-end loaded in the second quarter with 1.3 million tons shipped in June alone. Metallurgical production volumes remained strong at 2.8 million tons for the quarter, outpacing sales volumes and providing the opportunity for increased sales and lower costs per ton in the second half of the year.

Australian thermal led the company’s mining segments with record margins of 44 percent and Adjusted EBITDA of $105.9 million, reflecting solid seaborne coal pricing and low costs.

Liquidity at quarter end totaled $1.174 billion, including $1.096 billion in cash and cash equivalents and $78.5 million of accounts receivable securitization capacity. In addition, at quarter end, the company had $561.7 million in Restricted Cash Collateral associated with the company’s coal mine restoration obligations and other activities. Peabody made progress in its initiative to free cash collateral during the second quarter, releasing $113 million that had primarily supported letters of credit under its accounts receivable securitization facility and a contract with a domestic Australian customer.

Peabody’s cash position improved $27.6 million from March 31 through June 30, 2017, including the release of $113.0 million from restricted cash to available cash. Accounts receivable and inventories increased approximately $150 million for the three months due to higher sales in June and elevated inventory levels following Cyclone Debbie. In addition, as expected, Peabody paid approximately $180 million in Chapter 11 exit costs and settlements related to the company’s plan of reorganization.

Following emergence from Chapter 11, Peabody now has over $4 billion of U.S. net operating loss carryforwards as well as a previously announced sizable net operating loss position in Australia. As a result, Peabody expects modest annual U.S. cash tax outlays of $5 million to $10 million in coming years. In Australia, Peabody’s expects limited cash taxes due to its net operating loss position, with the exception of taxes due on the company’s incorporated joint venture earnings.

[1] Adjusted EBITDA, costs per ton and revenues per ton are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures.

#2

Financial Approach

Peabody today also announced its debt reduction and shareholder return initiatives following thorough discussions with current and potential investors, bond holders and advisors.

“We are pleased to accelerate our debt reduction activities and authorize a share repurchase program recognizing the strength of our second quarter earnings and steps taken by the organization to optimize future cash flows,” said Executive Vice President and Chief Financial Officer Amy Schwetz. “Our simple, but powerful financial approach is to generate cash, reduce debt, invest wisely, and return that cash to shareholders. Based on our robust cash profile, we have established a capital structure that we believe is both flexible and sustainable throughout the cycle.”

•
Liquidity Targets: Taking into account variability of pricing and cash flows and the ability to withstand cyclical downdrafts, the company believes the appropriate level of liquidity currently is approximately $800 million.  Today, the company’s liquidity is predominately in the form of unrestricted cash.  The company will continue to evaluate alternative sources of liquidity, including the potential addition of a revolving credit facility, to reduce required cash needs on the balance sheet.

•
Debt Targets:  Peabody is committed to a more sustainable capital structure across cycles, and the company’s comfort level with debt is based upon its expected cash generation from its diverse portfolio of products and coal supply agreements. Based on that evaluation, the company is committed to deleveraging its balance sheet with a gross debt target of $1.2 billion to $1.4 billion over time.

•
Deleveraging:  Peabody believes deleveraging benefits shareholders by moderating the company’s risk profile, lowering interest expense and transferring enterprise value from debt to market capitalization. Additionally, an improved balance sheet should give Peabody the flexibility to repurpose cash currently restricted for collateral purposes. Peabody was able to free $113 million of restricted cash in the second quarter, and as the company’s financial profile improves over time, the company will be better positioned to further release restricted cash for other uses.

Peabody is targeting $500 million of debt reduction over 18 months, with $300 million of debt reduction expected to occur by year-end 2017. As a first step toward this goal, Peabody made $150 million in voluntary payments of its term loan, leaving remaining debt of approximately $1.81 billion at present. (Voluntary cash reduction is credited against the excess cash flow sweep features of the company’s credit agreement.)

•
Return of Capital to Shareholders:  Peabody is targeting strong cash levels, modest sustaining capital expenditures, declining interest expense from debt reduction, and lower than anticipated tax outflows as a result of its substantial net operating loss carryforward position in the U.S. and Australia.

In addition to enhancing shareholder returns from deleveraging the balance sheet, the company expects to utilize excess cash flows to invest in its own stock. The company’s board of directors has authorized a $500 million share repurchase program effective immediately. As part of the analysis on returning capital to shareholders, Peabody considered both share repurchases and dividends. The company believes that share repurchases represent an attractive investment opportunity and are an important part of Peabody’s shareholder return initiatives. In addition, the board of directors will regularly evaluate a sustainable dividend program, targeting commencement in the first quarter of 2018.

Repurchases will be subject to limitations in the company’s debt documents and may be made from time to time at the company’s discretion. The specific timing, price and size of purchases will depend on the share price, general market and economic conditions and other considerations. No expiration date has been set for the repurchase program, and the program may be suspended or discontinued at any time.

The company intends to periodically evaluate the amount of cash available for shareholder returns in light of restrictions in its debt and equity documents, and may pursue means to obtain increased flexibility as appropriate.

#3

Industry Fundamentals

Within the industry, U.S. coal demand remained strong through the first half of 2017 relative to the same period in the prior year, and seaborne coal fundamentals rebalanced following supply impacts from Cyclone Debbie in Australia and strong China coal import demand during the quarter.

In the U.S., coal consumption for electricity generation increased 6 percent year over year through June as natural gas generation declined 14 percent. The Powder River Basin represented the greatest growth in generation demand versus other coal producing regions, increasing 24 million tons during the first six months of 2017 over the prior year. Despite the shoulder season, Powder River Basin customer stockpiles declined to an estimated 57 days of maximum burn in June, a 17 percent decline from the same period in 2016.

Peabody continues to expect U.S. coal consumption from electricity generation to increase 30 to 40 million tons for full-year 2017 compared to 2016 levels. As anticipated, higher capacity utilization of U.S. coal plants is expected to offset the impact of approximately 15 million tons of lower demand as a result of coal plant retirements.

Within seaborne metallurgical coal, strong import demand has continued on steady growth in global steel production led by China. Through June, metallurgical coal imports in China rose 9 million tonnes, or 33 percent, led by improved GDP and a 5 percent increase in Chinese steel production driven by increased infrastructure and new construction. Peabody expects full-year 2017 seaborne metallurgical coal demand to increase 5 million to 10 million tonnes compared to 2016.

Australian metallurgical coal supplies recovered from disruptions due to Cyclone Debbie in late March, resulting in volatile metallurgical coal price moves from a high of $304 per tonne to a low of $139 per tonne before rebounding to approximately $175 per tonne in recent weeks. The second quarter benchmark price for hard coking coal was set at approximately $194 per tonne, using an index-based pricing mechanism that is likely to replace traditional settlement negotiations. In addition, Peabody set the low-vol PCI benchmark with a Japanese steel customer at $135 per tonne, more than 85 percent above the negotiated price in the second quarter of 2016.

With regard to global seaborne thermal coal, China coal import demand increased 16 million tonnes, or 20 percent, through June compared to the same period in the prior year as a result of strong generation, policy initiatives aimed to support domestic producers by sustaining coal prices, improving mine safety and rationalizing excess capacity. The increase in seaborne thermal demand in China more than offset import weakness in India resulting from elevated inventory levels at mines and utilities as well as strong hydro generation. The annual thermal coal settlement for the Japanese fiscal year beginning April 1 was set at $85 per tonne, up 37 percent compared to the 2016 settlement. Peabody expects full-year 2017 seaborne thermal coal demand to be roughly in line with 2016 levels driven by strong year-to-date Chinese imports.

Focus Areas

Peabody’s near-term priorities include:

•	Increasing Australian thermal coal shipments versus the second quarter of 2017.

•	Ramping up metallurgical coal shipments on improved rail performance following Cyclone Debbie and the completion of the Metropolitan longwall move in the second quarter.

•	Further executing on the company’s newly formulated deleveraging and shareholder return initiatives.

•
Following a review of long-term metallurgical coal mine planning, Peabody now expects to extend the life of its Moorvale Mine resulting in approximately 1.5 million tons of additional metallurgical coal production in 2021. The company continues to evaluate opportunities that could lead to stable metallurgical coal volumes over time and is working to improve productivity across the platform, particularly at the North Goonyella and Coppabella mines, which hold the company’s largest metallurgical reserves.

•	Delivering on our guidance targets, which remain largely unchanged and are included in the appendix of this release.

#4

Other Items

During the application of fresh-start reporting, a non-cash error was identified that impacted previously reported results arising from the utilization of deferred tax liabilities to offset deferred tax assets between certain of the company’s taxable groups when assessing valuation allowances in prior periods. The errors are not material to the financial statements, and the prior period amounts reflected in this press release have been adjusted to reflect the correction. This would have resulted in an increase in tax expense in 2013 of $251.3 million and a decrease in tax expense of $53.8 million, $30.7 million and $10.5 million in 2014, 2015 and 2016 (including interim periods), respectively. The cumulative effect of the changes to retained earnings as of December 31, 2016 was a reduction of $156.3 million, with a corresponding increase to deferred tax liabilities. These adjustments have no effects on Adjusted EBITDA and no effects on financial performance moving forward. Peabody currently has a full valuation allowance against both its U.S. and Australian consolidated group net deferred tax assets (including net operating losses) in its successor financial statements.

Today’s earnings call is scheduled for 10 a.m. CDT, and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody is the world’s largest private-sector coal company. The company is also a leading voice in advocating for sustainable mining, energy access and clean coal technologies. Peabody serves metallurgical and thermal coal customers in more than 25 countries on five continents. For further information, visit PeabodyEnergy.com.

Contact:

Investors
Vic Svec
314.342.7768

Media
Beth Sutton
928.221.6792

#5

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Jun. 30, 2017 and 2016

(In Millions, Except Per Share Data)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through June 30	April 1	Quarter Ended June 30

Tons Sold	43.6	—	39.8

Revenues	$1,258.3	$—	$1,040.2
Operating Costs and Expenses (1)	934.8	—	996.2
Depreciation, Depletion and Amortization	148.3	—	115.9
Asset Retirement Obligation Expenses	11.0	—	11.5
Selling and Administrative Expenses	34.4	—	34.2
Restructuring Charges	—	—	3.1
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(0.5)	—	(13.7)
(Income) Loss from Equity Affiliates	(15.7)	—	0.7
Operating Profit (Loss)	146.0	—	(107.7)
Interest Expense	41.4	—	59.0
Interest Income	(1.5)	—	(1.3)
Reorganization Items, Net	—	585.8	95.4
Income (Loss) from Continuing Operations Before Income Taxes	106.1	(585.8)	(260.8)
Income Tax Provision (Benefit)	4.7	(266.0)	(37.6)
Income (Loss) from Continuing Operations, Net of Income Taxes	101.4	(319.8)	(223.2)
Loss from Discontinued Operations, Net of Income Taxes	(2.7)	(12.1)	(3.0)
Net Income (Loss)	98.7	(331.9)	(226.2)
Less: Series A Convertible Preferred Stock Dividends	115.1	—	—
Less: Net Income Attributable to Noncontrolling Interests	3.8	—	1.7
Net Loss Attributable to Common Stockholders	$(20.2)	$(331.9)	$(227.9)

Adjusted EBITDA (2)	$317.8	$—	$72.6

Diluted EPS - Loss from Continuing Operations (3)(4)	$(0.18)	$(17.44)	$(12.30)

Diluted EPS - Net Loss Attributable to Common Stockholders (3)	$(0.21)	$(18.10)	$(12.46)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Weighted average diluted shares outstanding were 96.8 million for the Successor period April 2 through June 30, 2017 and 18.3 million for the Predecessor periods April 1, 2017 and the quarter ended June 30, 2016, respectively.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#6

Condensed Consolidated Statements of Operations (Unaudited)
For the Six Months Ended Jun. 30, 2017 and 2016

(In Millions, Except Per Share Data)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through June 30	January 1 through April 1	Six Months Ended June 30

Tons Sold	43.6	46.1	82.3

Revenues	$1,258.3	$1,326.2	$2,067.4
Operating Costs and Expenses (1)	934.8	963.7	1,916.4
Depreciation, Depletion and Amortization	148.3	119.9	227.7
Asset Retirement Obligation Expenses	11.0	14.6	24.6
Selling and Administrative Expenses	34.4	37.2	82.5
Restructuring Charges	—	—	15.2
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(0.5)	(22.8)	(15.5)
Asset Impairment	—	30.5	17.2
(Income) Loss from Equity Affiliates	(15.7)	(15.0)	9.7
Operating Profit (Loss)	146.0	198.1	(210.4)
Interest Expense	41.4	32.9	185.2
Interest Income	(1.5)	(2.7)	(2.7)
Reorganization Items, Net	—	627.2	95.4
Income (Loss) from Continuing Operations Before Income Taxes	106.1	(459.3)	(488.3)
Income Tax Provision (Benefit)	4.7	(263.8)	(97.4)
Income (Loss) from Continuing Operations, Net of Income Taxes	101.4	(195.5)	(390.9)
Loss from Discontinued Operations, Net of Income Taxes	(2.7)	(16.2)	(6.4)
Net Income (Loss)	98.7	(211.7)	(397.3)
Less: Series A Convertible Preferred Stock Dividends	115.1	—	—
Less: Net Income Attributable to Noncontrolling Interests	3.8	4.8	1.7
Net Loss Attributable to Common Stockholders	$(20.2)	$(216.5)	$(399.0)

Adjusted EBITDA (2)	$317.8	$341.3	$107.8

Diluted EPS - Loss from Continuing Operations (3)(4)	$(0.18)	$(10.93)	$(21.47)

Diluted EPS - Net Loss Attributable to Common Stockholders (3)	$(0.21)	$(11.81)	$(21.82)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Weighted average diluted shares outstanding were 96.8 million for the Successor period April 2 through June 30, 2017 and 18.3 million for the Predecessor periods January 1 through April 1, 2017 and the six months ended June 30, 2016, respectively.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#7

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2017 and 2016

	2017	2016	2017			2016
	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
	April 2 through June 30	Quarter Ended June 30	April 2 through June 30	January 1 through April 1	Six Months Ended June 30
Revenue Summary (In Millions)
Powder River Basin Mining Operations	$365.4	$306.6	$365.4	$394.3	$759.7	$642.6
Midwestern U.S. Mining Operations	194.9	189.0	194.9	193.2	388.1	388.6
Western U.S. Mining Operations	125.4	112.1	125.4	149.7	275.1	224.6
Total U.S. Mining Operations	685.7	607.7	685.7	737.2	1,422.9	1,255.8
Australian Metallurgical Mining Operations	287.8	245.2	287.8	328.9	616.7	450.3
Australian Thermal Mining Operations	239.2	186.8	239.2	224.8	464.0	363.5
Total Australian Mining Operations	527.0	432.0	527.0	553.7	1,080.7	813.8
Trading and Brokerage Operations	5.2	17.5	5.2	15.0	20.2	13.8
Other	40.4	(17.0)	40.4	20.3	60.7	(16.0)
Total	$1,258.3	$1,040.2	$1,258.3	$1,326.2	$2,584.5	$2,067.4

Tons Sold (In Millions)
Powder River Basin Mining Operations	28.5	22.4	28.5	31.0	59.5	47.0
Midwestern U.S. Mining Operations	4.6	4.4	4.6	4.5	9.1	8.9
Western U.S. Mining Operations	3.2	2.8	3.2	3.4	6.6	5.7
Total U.S. Mining Operations	36.3	29.6	36.3	38.9	75.2	61.6
Australian Metallurgical Mining Operations	2.0	3.6	2.0	2.2	4.2	6.9
Australian Thermal Mining Operations	4.6	5.2	4.6	4.6	9.2	10.4
Total Australian Mining Operations	6.6	8.8	6.6	6.8	13.4	17.3
Trading and Brokerage Operations	0.7	1.4	0.7	0.4	1.1	3.4
Total	43.6	39.8	43.6	46.1	89.7	82.3

Revenues per Ton - Mining Operations (1)
Powder River Basin	$12.84	$13.64	$12.84	$12.70	$12.77	$13.66
Midwestern U.S.	42.62	42.89	42.62	42.96	42.79	43.69
Western U.S.	38.91	39.92	38.91	44.68	41.85	39.23
Total U.S.	18.91	20.46	18.91	18.96	18.93	20.37
Australian Metallurgical	145.31	67.97	145.31	150.22	147.95	65.52
Australian Thermal	51.52	36.52	51.52	48.65	50.09	35.11
Total Australian	79.54	49.54	79.54	81.36	80.46	47.25

Operating Costs per Ton - Mining Operations (1)(2)
Powder River Basin	$9.86	$10.05	$9.86	$9.75	$9.80	$10.38
Midwestern U.S.	32.45	30.95	32.45	31.84	32.15	30.96
Western U.S.	24.98	29.64	24.98	29.76	27.41	30.68
Total U.S.	14.05	15.00	14.05	14.03	14.03	15.23
Australian Metallurgical	109.07	81.62	109.07	100.16	104.39	78.10
Australian Thermal	28.67	27.64	28.67	32.27	30.49	26.58
Total Australian	52.69	49.98	52.69	54.15	53.43	47.15

Gross Margin per Ton - Mining Operations (1)(2)
Powder River Basin	$2.98	$3.59	$2.98	$2.95	$2.97	$3.28
Midwestern U.S.	10.17	11.94	10.17	11.12	10.64	12.73
Western U.S.	13.93	10.28	13.93	14.92	14.44	8.55
Total U.S.	4.86	5.46	4.86	4.93	4.90	5.14
Australian Metallurgical	36.24	(13.65)	36.24	50.06	43.56	(12.58)
Australian Thermal	22.85	8.88	22.85	16.38	19.60	8.53
Total Australian	26.85	(0.44)	26.85	27.21	27.03	0.10

#8

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2017 and 2016

	2017	2016	2017			2016
	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
	April 2 through June 30	Quarter Ended June 30	April 2 through June 30	January 1 through April 1	Six Months Ended June 30
Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$84.8	$80.6	$84.8	$91.7	$176.5	$154.4
Adjusted EBITDA - Midwestern U.S. Mining Operations	46.5	52.7	46.5	50.0	96.5	113.3
Adjusted EBITDA - Western U.S. Mining Operations	44.9	28.8	44.9	50.0	94.9	48.9
Total U.S. Mining Operations	176.2	162.1	176.2	191.7	367.9	316.6
Adjusted EBITDA - Australian Metallurgical Mining Operations	71.9	(49.2)	71.9	109.6	181.5	(86.5)
Adjusted EBITDA - Australian Thermal Mining Operations	105.9	45.4	105.9	75.6	181.5	88.3
Total Australian Mining Operations	177.8	(3.8)	177.8	185.2	363.0	1.8
Adjusted EBITDA - Trading and Brokerage	(5.1)	(18.2)	(5.1)	8.8	3.7	(31.9)
Selling and Administrative Expenses (Excluding Debt Restructuring)	(34.4)	(27.0)	(34.4)	(37.2)	(71.6)	(61.0)
Other Operating Costs, Net (3)	3.7	2.0	3.7	20.4	24.1	(20.2)
Restructuring Charges	—	(3.1)	—	—	—	(15.2)
Gain on UMWA VEBA Settlement	—	—	—	—	—	68.1
Corporate Hedging Results	(0.4)	(39.4)	(0.4)	(27.6)	(28.0)	(150.4)
Adjusted EBITDA	$317.8	$72.6	$317.8	$341.3	$659.1	$107.8

(1)
Revenues per Ton, Operating Costs per Ton and Gross Margin per Ton are non-GAAP measures. Revenues per Ton and Gross Margin per Ton are approximately equal to Revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Operating Costs per Ton is equal to Revenues per Ton less Gross Margin per Ton.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; and certain other costs related to post-mining activities.

(3)
Includes (income) loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, certain asset sales, property management costs and revenues, coal royalty expense, minimum charges on certain transportation-related contracts and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Balance Sheets
As of Jun. 30, 2017, Mar. 31, 2017 and Dec. 31, 2016

(Dollars In Millions)
	Successor	Predecessor
	(Unaudited)	(Unaudited)
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Cash and Cash Equivalents	$1,095.7	$1,068.1	$872.3
Restricted Cash	—	80.7	54.3
Successor Notes Issuance Proceeds - Restricted Cash (1)	—	1,000.0	—
Accounts Receivable, Net	396.5	312.1	473.0
Inventories	313.5	250.8	203.7
Assets from Coal Trading Activities, Net	0.6	0.6	0.7
Other Current Assets	171.8	493.9	486.6
Total Current Assets	1,978.1	3,206.2	2,090.6
Property, Plant, Equipment and Mine Development, Net	5,214.2	8,653.9	8,776.7
Restricted Cash Collateral	561.7	594.0	529.3
Investments and Other Assets	561.2	382.4	381.1
Total Assets	$8,315.2	$12,836.5	$11,777.7

Current Portion of Long-Term Debt	$189.0	$18.2	$20.2
Liabilities from Coal Trading Activities, Net	1.2	0.7	1.2
Accounts Payable and Accrued Expenses	1,147.0	967.3	990.4
Total Current Liabilities	1,337.2	986.2	1,011.8
Long-Term Debt, Less Current Portion (1)	1,768.1	950.5	—
Deferred Income Taxes	—	179.2	173.9
Asset Retirement Obligations	635.0	707.0	717.8
Accrued Postretirement Benefit Costs	746.3	753.9	756.3
Other Noncurrent Liabilities	596.9	511.1	496.2
Total Liabilities Not Subject to Compromise	5,083.5	4,087.9	3,156.0
Liabilities Subject to Compromise	—	8,416.7	8,440.2
Total Liabilities	5,083.5	12,504.6	11,596.2

Predecessor Common Stock	—	0.2	0.2
Successor Series A Convertible Preferred Stock	800.7	—	—
Successor Common Stock	0.9	—	—
Additional Paid-in Capital	2,286.4	2,423.9	2,422.0
Treasury Stock	—	(371.9)	(371.8)
Retained Earnings (Accumulated Deficit)	94.9	(1,284.1)	(1,399.5)
Accumulated Other Comprehensive Income (Loss)	0.5	(448.5)	(477.0)
Peabody Energy Corporation Stockholders' Equity	3,183.4	319.6	173.9
Noncontrolling Interests	48.3	12.3	7.6
Total Stockholders' Equity	3,231.7	331.9	181.5
Total Liabilities and Stockholders' Equity	$8,315.2	$12,836.5	$11,777.7

(1)
Balance reflects the proceeds of 6.00% Senior Secured Notes due 2022 and the 6.375% Senior Secured Notes due 2025 offering (the Successor Notes), which were held in escrow as of March 31, 2017, net of debt issuance costs.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended Jun. 30, 2017 and 2016
(Dollars In Millions)
	2017			2016
	Successor	Predecessor	Combined	Predecessor
	April 2 through June 30	January 1 through April 1	Six Months Ended
			June 30
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$91.3	$222.2	$313.5	$(427.6)
Net Cash Used In Discontinued Operations	(0.6)	(8.2)	(8.8)	(4.2)
Net Cash Provided By (Used In) Operating Activities	90.7	214.0	304.7	(431.8)

Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(45.9)	(32.8)	(78.7)	(38.1)
Changes in Accrued Expenses Related to Capital Expenditures	1.6	(1.4)	0.2	(7.1)
Federal Coal Lease Expenditures	—	(0.5)	(0.5)	(0.5)
Proceeds from Disposal of Assets	2.5	24.3	26.8	116.0
Contributions to Joint Ventures	(96.3)	(95.4)	(191.7)	(159.7)
Distributions from Joint Ventures	95.5	90.5	186.0	163.5
Advances to Related Parties	(0.9)	(0.4)	(1.3)	(2.2)
Repayments of Loans from Related Parties	26.5	31.1	57.6	2.1
Other, Net	(1.5)	(0.3)	(1.8)	(8.3)
Net Cash (Used In) Provided By Investing Activities	(18.5)	15.1	(3.4)	65.7
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	1,000.0	1,000.0	1,422.0
Successor Notes Issuance Proceeds into Escrow	—	(1,000.0)	(1,000.0)	—
Repayments of Long-Term Debt	(23.8)	(2.1)	(25.9)	(9.0)
Payment of Deferred Financing Costs	—	(45.4)	(45.4)	(29.5)
Distributions to Noncontrolling Interests	(6.4)	(0.1)	(6.5)	(2.5)
Other, Net	—	(0.1)	(0.1)	(1.9)
Net Cash (Used In) Provided By Financing Activities	(30.2)	(47.7)	(77.9)	1,379.1
Net Change in Cash and Cash Equivalents	42.0	181.4	223.4	1,013.0
Cash and Cash Equivalents at Beginning of Period	1,053.7	872.3	872.3	261.3
Cash and Cash Equivalents at End of Period	$1,095.7	$1,053.7	$1,095.7	$1,274.3

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Jun. 30, 2017 and 2016

(Dollars In Millions)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through June 30	April 1	Quarter Ended
			June 30

Income (Loss) from Continuing Operations, Net of Income Taxes	$101.4	$(319.8)	$(223.2)
Depreciation, Depletion and Amortization	148.3	—	115.9
Asset Retirement Obligation Expenses	11.0	—	11.5
Selling and Administrative Expenses Related to Debt Restructuring	—	—	7.2
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(4.3)	—	(1.4)
Interest Expense	41.4	—	59.0
Interest Income	(1.5)	—	(1.3)
Reorganization Items, Net	—	585.8	95.4
Break Fees Related to Terminated Asset Sales	(28.0)	—	—
Realized Losses on Non-Coal Trading Derivative Contracts	—	—	25.0
Unrealized (Gains) Losses on Economic Hedges	(9.4)	—	22.1
Unrealized Gains on Non-Coal Trading Derivative Contracts	(3.2)	—	—
Coal Inventory Revaluation	67.3	—	—
Take-or-Pay Contract-Based Intangible Recognition	(9.9)	—	—
Income Tax Provision (Benefit)	4.7	(266.0)	(37.6)

Adjusted EBITDA	$317.8	$—	$72.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Six Months Ended Jun. 30, 2017 and 2016

(Dollars In Millions)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through June 30	January 1 through April 1	Six Months Ended
			June 30

Income (Loss) from Continuing Operations, Net of Income Taxes	$101.4	$(195.5)	$(390.9)
Depreciation, Depletion and Amortization	148.3	119.9	227.7
Asset Retirement Obligation Expenses	11.0	14.6	24.6
Selling and Administrative Expenses Related to Debt Restructuring	—	—	21.5
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(4.3)	(5.2)	—
Asset Impairment	—	30.5	17.2
Interest Expense	41.4	32.9	185.2
Interest Income	(1.5)	(2.7)	(2.7)
Reorganization Items, Net	—	627.2	95.4
Break Fees Related to Terminated Asset Sales	(28.0)	—	—
Unrealized (Gains) Losses on Economic Hedges	(9.4)	(16.6)	27.2
Unrealized Gains on Non-Coal Trading Derivative Contracts	(3.2)	—	—
Coal Inventory Revaluation	67.3	—	—
Take-or-Pay Contract-Based Intangible Recognition	(9.9)	—	—
Income Tax Provision (Benefit)	4.7	(263.8)	(97.4)

Adjusted EBITDA	$317.8	$341.3	$107.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#13

2017 Guidance Targets

Sales Volumes (Short Tons)		Capital Expenditures	$165 - $195 million
PRB	117 - 120 million
ILB	18 - 19 million	Quarterly SG&A Expense	$32 - $35 million
Western	13 - 14 million
Total U.S.	148 - 153 million	Quarterly Interest Expense	$39 - $41 million

Aus. Metallurgical[1]	11 - 12 million	Q3 - Q4 2017 Cost Sensitivities[4]
Aus. Export Thermal[2]	13 - 14 million	$0.05 Decrease in A$ FX Rate[5]	+~$50 - $55 million
Aus. Domestic Thermal	~7 million	$0.05 Increase in A$ FX Rate[5]	-~$25 - $30 million
Total Australia	31 - 33 million	Fuel (+/- $10/barrel)	+/- ~$16 million

U.S. Operations - Revenues Per Ton		Priced Position
PRB	$12.40 - $12.90	PRB Average Price/Ton	$12.62
ILB	$41.75 - $43.75	ILB Average Price/Ton	$42.54
Total U.S.	$18.50 - $18.90	Australia Export Thermal	~10 million tons
Australia Export Thermal
U.S. Operations - Costs Per Ton		Average Price/Ton	$67.20
PRB	$9.50 - $10.00
ILB	$31.25 - $33.25
Total U.S.	$14.00 - $14.40
Essentially all of Peabody's expected 2017 U.S. sales volume is priced as of June 30, 2017; ~60% - 65% of 2018 volumes are priced and 70% - 75% contracted (on a 2017 projected volume basis); approximately 25% of 2019 volumes are priced (on a 2017 projected volume basis).

Australia Operations - Costs per Ton (USD)[3]
Metallurgical	$85 - $95
Thermal	$31 - $35
Total Australia	$51 - $54

1 Metallurgical coal sales volumes may range from ~50%-60% PCI and ~40%-50% coking coal (including semi-hard and semi-soft coking coals). Approximately 45%-55% of seaborne metallurgical sales may be executed on a spot basis, with the remainder priced under quarterly contracts. The company also has exposure to approximately 2 million tons of metallurgical coal related to the Middlemount Mine, a 50/50 joint venture accounted for in (Income) Loss from Equity Affiliates.

Peabody’s North Goonyella and Coppabella mines typically receive the PLV HCC index quoted price and set the premium LV PCI benchmark, respectively, with the remainder of products sold at discounts to these values based on coal qualities and properties. On a weighted-average basis across all metallurgical products, Peabody typically realizes approximately 85%-90% of the PLV HCC index quoted price for its coking products, and 90%-95% of the premium LV PCI benchmark price for its PCI products.

In 2Q 2017, the ratio of the LV PCI benchmark price to the PLV HCC benchmark price was ~70%. As a reminder, the Q2 PLV HCC benchmark was the average of the three monthly indices for March, April and May, and we expect this to remain the pricing mechanism in Q3 2017.

2 A portion of Peabody’s seaborne thermal coal products sell at or above the Newcastle index, with the remainder sold at discounts relative to the Newcastle index based on coal qualities and properties. On a weighted-average basis across all seaborne thermal products, Peabody typically realizes approximately 90%-95% of the Newcastle index price.

3 Assumes 3Q - 4Q 2017 average A$ FX rate of $0.75. A $0.02 increase in the 3Q - 4Q average A$ FX rate will increase USD cost per ton by ~$1 per ton.

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4 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

5 As of August 1, 2017, Peabody had purchased average rate call options in aggregate notional amount of approximately AUD $0.9 billion to manage market price volatility associated with the Australian dollar with strike price levels between $0.77 and $0.78 and settlement dates through December 2017. Sensitivities provided are relative to an assumed average A$ FX exchange rate of $0.75 for remainder of 2017.

Note 1: Peabody classifies its Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.  Guidance does not reflect the impact of fresh-start reporting.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of PCI and coking coal products, the ratio of LV PCI to PLV HCC benchmark prices, the weighted average discounts across all products to the applicable PLV HCC or LV PCI benchmark or Newcastle index prices, in addition to impacts on sales-related costs in Australia, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: Peabody would have approximately 137.3 million shares of common stock issued, assuming full conversion of Peabody’s preferred stock (including make-whole shares issuable upon conversion of the preferred stock). The fully converted shares issued value excludes approximately 3.5 million shares underlying unvested equity awards under Peabody’s long-term incentive plan. As of July 25, holders of approximately 39% of preferred stock issued at emergence had converted their shares into common stock.

Forward Looking Statement

Certain statements included in this release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The Company uses words such as "anticipate," "believe," "expect," "may," "forecast," "project," "should," "estimate," "plan," "outlook," "target," "likely," "will," "to be" or other similar words to identify forward-looking statements. These forward-looking statements are made as of the date the release was issued and are based on numerous assumptions that the Company believes are reasonable, but these assumptions are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the Company's control. Such factors include, but are not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 22, 2017, in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2017, and in the Company’s Annual Report on Form 10-K/A (Amendment No.1) for the year ended December 31, 2016 filed with the SEC on July 10, 2017, as well as other filings the Company may make from time to time with the SEC. Factors that could affect the Company’s results or an investment in its securities include but are not limited to: competition in the energy market and supply and demand for the Company’s products, including the impact of alternative energy sources, such as natural gas and renewables; global steel demand and its downstream impact on metallurgical coal prices, and lower demand for the Company’s products by electric power generators; customer procurement practices and contract duration; the impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and the Company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, bank and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay arrangements for rail and port commitments for the delivery of coal; successful implementation of business strategies, including, without limitation, the actions we are implementing to improve the Company’s organization and respond to current conditions; negotiation of labor contracts, employee relations and workforce availability, including, without limitation, attracting and retaining key personnel; changes in post-retirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; uncertainties in estimating the Company’s coal reserves; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); the Company’s ability to successfully consummate acquisitions or divestitures, and the resulting effects thereof; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; the Company’s ability to obtain and renew permits necessary for the Company’s operations; the Company’s ability to appropriately secure the Company’s requirements for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to the Company’s operations, including the Company’s ability to utilize self-bonding and/or successfully access the commercial surety bond market; litigation or other dispute resolution, including, but not limited to, claims not yet asserted; terrorist attacks or security threats, including, but not limited to, cybersecurity breaches;

#15

impacts of pandemic illnesses; any lack of an established market for certain of the Company’s securities, including the Company’s preferred stock, and potential dilution of the Company’s common stock; price volatility in the Company’s securities; short-sales in the Company’s securities; any conflicts of interest between the Company’s significant shareholders and other holders of the Company’s capital stock; the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness; the Company’s debt instruments and capital structure placing certain limits on the Company’s ability to pay dividends and repurchase capital stock; the Company’s ability to comply with financial and other restrictive covenants in various agreements, including the Company’s debt instruments; and other risks detailed in the Company's reports filed with the SEC. The Company does not undertake to update its forward-looking statements except as required by law.

#16